FUQI International, Inc. Reports
Third Quarter 2009 Financial Results

-- 3Q09 Revenues Increase 35.8% to $127.2 Million –
-- 3Q09 Gross Margin Increases 11.8% to 23.5% --
-- 3Q09 Net Income Increases 187.9% to $18.8 Million, or $0.73 per Diluted Share –
-- Raises Full Year Revenue and Net Income Guidance –

Shenzhen, China, November 9, 2009 – FUQI International, Inc. (Nasdaq GM: FUQI) today announced financial results for the third quarter ended September 30, 2009.

“I am pleased to report that, our team has once again delivered strong third quarter results, especially as the third quarter has historically been a seasonally slower quarter for FUQI. During the third quarter, we were able to report stronger than expected wholesale results primarily due to increased sales volume and through our original design manufacturing (ODM) work. As our brand grows throughout China, we plan to continue to capitalize on such opportunities to enhance our wholesale and retail businesses.  Furthermore, we will continue with our collaborative relationship with several well-known universities specialized in gemological training in China to further enhance our product and designs as well as to develop innovative technological products. We remain confident with our fully-integrated wholesale and retail platforms, and we believe that we are well on our way to becoming one of the dominant jewelry enterprises in China,” commented Mr. Yu Kwai Chong, CEO and Chairman of Fuqi International.

In the third quarter of 2009, the company opened a total of eleven new retail counters. Three FUQI counters were opened in Beijing, Shanghai and Shenyang and eight Temix brand counters were opened in Beijing and Shanghai. Three counters closed in the same period. As of September 30, 2009, the Company had a total of 72 retail counters, including 58 under the Temix brand and 14 under the FUQI brand, and a total of 7 retail stores, which are all under the Temix brand. The Company continues to grow its counter space and plans to have a total of 95-100 retail locations by the end of 2009 and additional 80-100 retail locations in 2010.

Revenues for the third quarter of 2009 increased 35.8% to $127.2 million from $93.7 million in the third quarter of 2008.  The increase was attributable to an increase of sales volume in the wholesale business, including original design manufacturing (ODM) work, as well as from increased revenues derived from the Company’s retail business.  Wholesale revenue contributed approximately $117.5 million to overall revenues for the quarter, representing year-over-year growth of approximately 29.7%, and retail revenue contributed approximately $9.7 million to overall revenue for the quarter, which is a 208.7% increase compared to $3.2 million the same period of the prior year.

Gross profit in the third quarter of 2009 increased 172.0% to $29.9 million from $11.0 million for the same period in the prior year.  Gross profit margin for the third quarter of 2009 increased to 23.5% compared to 11.7% in the same period in the prior year.  The improvement in gross margin was primarily due to higher wholesale margins resulting from several sizeable ODM orders fulfilled during the third quarter.  Third quarter wholesale gross margin increased 12.8% to 23.6% compared to 10.8% in the prior year period while retail gross margin was 22.6% in the third quarter of 2009 compared to 38.0% in the third quarter of the prior year.

Operating expenses in the third quarter increased 110.8% to $5.7 million compared to $2.7 million in the prior year period. The increase was primarily a result of higher professional fees as a result of the expansion of the retail business and increased payroll cost for the additional employees hired in the accounting and finance department, salary expenses incurred in relation to the expansion of the wholesale and retail business and an increase in variable rents and fees to department stores and malls for retail business.  Income from operations for the third quarter increased 192.3% to $24.2 million from $8.3 million in the third quarter of 2008.

Net income for the third quarter of 2009 increased 187.9% to $18.8 million, or $0.73 per diluted share, compared to $6.5 million, or $0.31 per diluted share in the same period of the prior year.

On September 30, 2009, the Company had cash and cash equivalents of $173.2 million, compared with $49.3 million at the end of the second quarter. Inventory at the end of the third quarter was $85.8 million, down slightly from $86.8 million in the second quarter, but reflecting anticipated demand for jewelry products in the upcoming Christmas holiday season.

2009 Financial Outlook

Mr. Chong continued, “The third quarter came in stronger than we expected, considering the long National Holiday week and the dearth of gift-giving holidays during the quarter. Nevertheless, our ability to generate strong revenue and earnings growth during a seasonally slow period is extremely encouraging for our management team, as we look towards our goals for the future.  As a result of the stronger-than-expected third quarter performance, we will be raising our revenue and net income guidance for the fourth quarter and full year.  We believe that FUQI has laid the plans for strong continued growth in the wholesale and retail markets, and our branding, marketing and distribution plans will enable us to leverage the foundation we have built for more market penetration.  We are excited about the coming quarters and the plans we have in place, and look forward to providing our shareholders with optimal value.”

For the fourth quarter of 2009, the Company anticipates total revenue between approximately $182.0 - $191.0 million, which includes wholesale and retail revenues.  Net income in the fourth quarter is expected to be in the range of $15.2- $16.6 million, or  $0.55 - $0.60  per diluted share, based on a weighted average share count of approximately 27.6 million shares.

For the full year 2009, the Company now expects full-year revenue of approximately $519.4 - $528.4 million. These estimates include both wholesale and retail revenues and exclude the impact from any potential acquisitions. The Company also anticipates net income of approximately $53.5 - $54.9 million, or diluted EPS of $ 2.21 - $2.27, based on a weighted average share count of approximately 24.2 million shares, reflecting the partial-year impact of the shares issued in our recent offering.

Conference Call
The Company will conduct a conference call to discuss its third quarter 2009 results today, Monday, November 9th at 8:30 am ET.  Listeners may access the call by dialing #1-480-629-9858. To listen to the live webcast of the event, please go to http://www.viavid.net .. Listeners may access the call replay, which will be available through November 23rd, by dialing #1-303-590-3030; pin number: 4182147.

About FUQI International

Based in Shenzhen, China, FUQI International, Inc. is a leading designer of high quality precious metal jewelry in China, developing, promoting, and selling a broad range of products in the large and rapidly expanding Chinese luxury goods market.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements. Forward-looking statements can be identified by the use of forward-looking terminology such as “will” “believes”, “expects” or similar expressions. These forward-looking statements may also include statements about the Company’s proposed discussions related to its business or growth strategy, which is subject to change. Such information is based upon expectations of the Company’s management that were reasonable when made but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond our control and upon assumptions.  Such risks and uncertainties include, but are not limited to, risks related to our acquisition of Temix in August 2008, adverse capital and credit market conditions, the vulnerability of the Company’s business to a general economic downturn in China; fluctuation and unpredictability of costs related the gold, platinum and precious metals and other commodities used to make the Company’s products; the Company’s ability to obtain all necessary government certifications and/or licenses to conduct its business; the Company’s recent entry into the retail jewelry market; the Company’s reliance on one source for gold; and other factors detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission and other regulatory authorities.  The Company does not undertake to update the forward-looking statements contained in this press release. For a description of the risks and uncertainties that may cause actual results to differ from the forward-looking statements contained in this press release, see the Company’s most recent Annual Report filed with the Securities and Exchange Commission (SEC) on Form 10-K, and its subsequent SEC filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov.

Contact Information:
Mr. Frederick Wong
Chief Financial Officer
Phone: 852 61990741 (Hong-Kong)

Ms. Charlene Hua
EVP of Finance, Capital Market & Corporate Development
Phone: 852 9468 2497 (Hong Kong)
Email: IR@Fuqiintl.com

Bill Zima
ICR Inc. (US)
Phone: 203-682-8200

FUQI INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales:
Wholesale and distribution	$117,450,677	$90,523,143	$306,780,848	$233,011,441
Retail	9,737,783	3,154,558	30,609,867	5,108,874
	127,188,460	93,677,701	337,390,715	238,120,315

Cost of sales:
Wholesale and distribution	89,712,957	80,723,212	250,306,439	207,616,922
Retail	7,538,332	1,956,227	21,740,102	3,596,854
	97,251,289	82,679,439	272,046,541	211,213,776

Gross Profit	29,937,171	10,998,262	65,344,174	26,906,539

Operating expenses:
Selling and marketing	3,893,122	1,559,892	9,731,593	2,486,020
General and administrative	1,828,675	1,153,666	5,690,294	3,222,725

Total operating expenses	5,721,797	2,713,558	15,421,887	5,708,745

Income from operations	24,215,374	8,284,704	49,922,287	21,197,794

Other income (expenses):
Interest expense	(667,537)	(400,799)	(1,463,510)	(1,086,954)
Interest income	54,303	6,715	114,928	20,050
(Loss) / gain from derivative instrument	(18,652)	22,954	77,019	1,584,220
Miscellaneous	150,648	16,111	190,905	272,271

Total other income (expenses)	(481,238)	(355,019)	(1,080,658)	789,587

Income before provision for income taxes	23,734,136	7,929,685	48,841,629	21,987,381

Provision for income taxes	4,962,627	1,409,127	10,542,380	3,820,983

Net income	18,771,509	6,520,558	38,299,249	18,166,398

Other comprehensive income (loss) - foreign currency translation adjustments	47,969	707,332	39,190	7,213,788

Comprehensive income	$18,819,478	$7,227,890	$38,338,439	$25,380,186

Earnings per share - basic	$0.75	$0.31	$1.69	$0.86

Earnings per share - diluted	$0.73	$0.31	$1.66	$0.86

Weighted average number of common shares - basic	24,964,966	21,247,868	22,654,228	21,033,701

Weighted average number of common shares- diluted	25,722,344	21,247,868	23,045,424	21,033,701

FUQI INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
Current assets:
Cash	$173,169,185	$56,569,733
Accounts receivable, including amount due from related party of $9,376,955 for 2009 and $2,837,907 for 2008, net of allowance for doubtful accounts of $1,171,000 for 2009 and $1,620,000 for 2008	73,825,242	73,949,200
Value added taxes receivable	5,824,290	2,170,669
Inventories	85,774,101	44,409,645
Prepaid expenses and other current assets	561,747	286,405
Advances to suppliers	26,120,827	8,468,971
Gold future contracts	-	1,426,236
Deferred taxes	26,820	142,608
Total current assets	365,302,212	187,423,467

Property, equipment, and improvements, net	4,046,172	3,400,642
Deposits	114,909	104,414
Goodwill	585,693	583,269
Acquired intangibles, net	3,103,914	3,197,344
Other assets	93,658	140,278

	$373,246,558	$194,849,414
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Notes payable	$48,323,327	$21,944,904
Accounts payable and accrued liabilities	8,261,630	12,511,519
Other payable, related parties	3,076,720	6,287,102
Customer deposits	18,271,322	14,474,178
Income tax payable	6,682,964	2,802,110
Total current liabilities	84,615,963	58,019,813

STOCKHOLDERS' EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, shares issued and outstanding – 27,628,656 for 2009 and 22,005,509 for 2008	27,629	22,006
Additional paid in capital	195,960,570	82,503,638
Accumulated foreign currency translation adjustments	9,659,714	9,620,524
Retained earnings	82,982,682	44,683,433

Total stockholders' equity	288,630,595	136,829,601

	$373,246,558	$194,849,414

FUQI INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
INCREASE (DECREASE) IN CASH

	Nine Months Ended September 30,
	2009	2008
Cash flows provided by operating activities:
Net income	$38,299,249	$18,166,398
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	905,330	363,644
Provision for inventory reserve	-	1,958,552
Bad debt provision	(449,290)	100,633
Stock-based compensation	467,729	445,653
Loss on disposal on property, equipment and improvements	55,355	18,189

Changes in operating assets and liabilities:
Accounts receivable	(3,749,103)	(24,737,675)
Value added taxes receivable	(3,649,481)	(2,951,671)
Inventories	(41,299,295)	(10,614,653)
Prepaid expenses and other current assets	(215,109)	(148,260)
Gold future contracts	1,426,716	609,615
Advances to suppliers	(17,633,714)	(576,491)
Deferred taxes	115,851	(2,239,121)
Other assets	46,722	(111,561)
Accounts payable, accrued expenses, accrued business tax, and other payable	(4,218,947)	4,957,894
Customer deposits	3,781,576	2,311,975
Income tax payable	3,876,000	1,658,344
Net cash (used for) provided by operating activities	(22,240,411)	(10,788,535)

Cash flows (used for) investing activities:
Purchase of property, equipment and improvements	(1,624,738)	(959,435)
Proceeds from disposal of property, equipment and improvements	79,028	-
Business acquisition	-	(3,911,646)
Decrease in restricted cash	-	431,282
Net cash used for investing activities	(1,545,710)	(4,439,799)

Cash flows provided by (used for) financing activities:
Proceeds from short-term borrowing	26,342,748	3,594,019
Repayments to a related party	(965,901)	-
Advances from a related party	2,071,706	-
Issuance of common stock related to public offering, net of financing cost	112,994,826	-
Net cash provided by (used for) financing activities	140,443,379	3,594,019

Effect of exchange rate changes on cash	(57,806)	4,522,759

Net increase (decrease) in cash	116,599,452	(7,111,556)

Cash, beginning of the period	56,569,733	63,293,653

Cash, end of the period	$173,169,185	$56,182,097

Supplemental disclosure of cash flow information:
Interest paid	$1,533,925	$604,505
Income taxes paid	$6,550,534	$4,449,155

Non-cash disclosure:
Issuance of common stock for the Temix acquisition	$-	$4,021,160
Offset of accounts receivables from related party and other payable to a related party	$4,392,387	$-
Non monetary exchanges related to certain retail sales	$1,553,949	$607,186
Transfer of acquisition deposit as a payment of the purchase price for business acquisition	$-	$718,804